Exhibit 1.2

AMENDMENT NO. 1 TO DEALER MANAGER AGREEMENT

THIS AMENDMENT NO. 1 TO THE DEALER MANAGER AGREEMENT (this “Amendment”), is made and entered into as of August 11, 2016, by and between CIM Commercial Trust Corporation, a Maryland corporation (the “Company”) and International Assets Advisory, LLC, a Delaware limited liability company, as dealer manager for the Company (the “Dealer Manager”).

WHEREAS, the Company and the Dealer Manager have entered into a Dealer Manager Agreement, dated June 28, 2016 (the “Dealer Manager Agreement”); and

WHEREAS, the parties to the Escrow Agreement wish to amend the Escrow Agreement to change the definition of the Offering to reflect the reduction in the minimum offering amount.

NOW THEREFORE, the Company and the Dealer Manager hereby modify and amend the Escrow Agreement and agree as follows:

1.              Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Dealer Manager Agreement.

2.              Amendment of Offering. The Offering, as defined in the Escrow Agreement, shall hereby be amended to be a minimum of 10,000  units and a maximum of 36,000,000 Units, with each Unit consisting of (a) one share of Series A Preferred Stock, $0.001 par value per share, of the Company, and (b) one Warrant to purchase 0.25 of a share of Common Stock, $0.001 par value per share, of the Company, for a purchase price of $25 per Unit, in the offering.

3.              Amendment. This Amendment may not be modified or amended other than by an agreement in writing.

4.              Governing Law. This Amendment and any disputes relative to the interpretation or enforcement hereto shall be governed by and construed under the internal laws, as opposed to the conflicts of laws provisions, of the State of New York.

5.              Counterparts. This Amendment may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have each duly executed this Amendment as of the day and year set forth above.

CIM COMMERCIAL TRUST CORPORATION

By:	/s/ David Thompson
Name: David Thompson
Title: Chief Financial Officer

CIM SERVICE PROVIDER, LLC

By:	/s/ Eric Rubenfeld
Name: Eric Rubenfeld
Title: Vice President & Secretary

INTERNATIONAL ASSETS ADVISORY, LLC

By:	/s/ David Weinberger
Name: David Weinberger
Title: Chief Operating Officer